Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

FR X OHMSTEDE HOLDINGS LLC

and

EMCOR GROUP, INC.

Dated as of August 20, 2007

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- ii -

PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement, dated as of August 20, 2007 (hereinafter this “Agreement”), is made between FR X Ohmstede Holdings LLC, a Delaware limited liability company (“Seller”), and EMCOR Group, Inc., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

     WHEREAS, Seller owns FR X Ohmstede Acquisitions Co., a Delaware corporation (“Ohmstede”) and its Subsidiaries (Ohmstede and its Subsidiaries, collectively, the “Company”); and

     WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, all of the issued and outstanding shares of capital stock of Ohmstede.

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

     Section 1.1. Certain Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:

     “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

     “Ancillary Agreement” means (i) the Escrow Agreement, (ii) the employment agreement between William P. Reid and Ohmstede and (iii) the employment agreement between Douglas R. Harrington, Jr. and Ohmstede.

     “Benefit Plan” means any of the following that benefits or is intended to benefit any current or former employee, director, consultant, or other service provider of the Company or their respective beneficiaries (i) that is maintained, contributed (or required to be contributed) to, or sponsored by the Company, or (ii) to which the Company is a party, or (iii) with respect to which the Company has any liability, including any contingent liability, for the payment or delivery of any premiums, compensation or benefits: (A) a plan described in Section 3.3 of ERISA, (B) a stock bonus, stock option, stock purchase, restricted stock, stock appreciation right, or other equity-based plan, policy, program, agreement or arrangement, or (C) an incentive, bonus, deferred compensation, retiree medical or life insurance, supplemental retirement, termination, salary continuation, severance, change in control, fringe benefit or other benefit plan, policy, program, agreement or arrangement.

     “Bonus Deductions” has the meaning set forth for such term in the Prior Stock Purchase Agreement.

     “Business” means the manufacture, repair and maintenance of shell and tube heat exchangers, and all business activities associated therewith, as conducted by the Company on the date of this Agreement.

     “Business Day” means any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.

     “Buyer Material Adverse Effect” shall mean any change or effect that would reasonably be expected to materially adversely impair or impact Buyer’s ability to perform its obligations hereunder.

      “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Material Adverse Effect” means, when used in connection with the Company, any change, effect or circumstance that, when considered either singly or in the aggregate, is, or is reasonably likely to be, materially adverse to the Business, condition (financial or otherwise) or results of operations of the Company taken as a whole, excluding any effects related to or resulting from (i) events, changes or conditions affecting the United States or global economy or capital, financial or commodities markets generally which do not disproportionately affect the Company or the Business, (ii) events, changes or conditions affecting the industries in which the Company or its customers conduct business which do not disproportionately affect the Company or the Business, (iii) changes in laws, regulations or U.S. GAAP, or in the authoritative interpretations thereof or in regulatory guidance related thereto, or (iv) this Agreement, the announcement and compliance thereof and the Transactions.

     “Consents” means consents, approvals, authorizations, permits, clearances, exemptions and notices.

     “Contractual Obligation” means, with respect to any Person, any contract, license, agreement, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

     “Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any Person that together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

     “Escrow Agreement” means the Escrow Agreement to be entered into on or prior to the Closing Date among Buyer, Seller and the Escrow Agent, in form and substance reasonably satisfactory to Buyer and Seller.

     “Escrow Agent” is defined in the Escrow Agreement.

     “Escrow Funds” means the funds escrowed pursuant to the Escrow Agreement.

     “Escrow Termination Date” means the later of (i) the third anniversary of the date of filing of the 2006 consolidated federal income tax return of the Company and (ii) the completion date of any audit of such 2006 federal income tax return in the event that the Company has received notice of an audit of such 2006 tax return or a request to extend the statute of limitations with respect thereto prior to such third anniversary.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Governmental Antitrust Authority” means any Governmental Entity with regulatory jurisdiction over any Consent required for the consummation of the Transactions, under the Hart-Scott Act and under Other Competition Laws.

     “Governmental Entity” means any federal, state, local, domestic or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission including the European Commission or, other governmental authority or instrumentality, whether federal, state, local, domestic or foreign.

     “Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Indebtedness or other liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are primarily designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Indebtedness or other obligations of such partnership or venture

     “Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) other indebtedness of such Person evidenced by notes, bonds or debentures and (iii) capitalized leases classified as indebtedness of such Person under U.S. GAAP (iv) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (v) conditional sale or other title retention agreements; (vi) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (vii) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (i) through (vi); and (viii) in the nature of Guarantees of the obligations described in clauses (i) through (vi) above of any other Person

     “IRS” shall mean the Internal Revenue Service or any successor thereof.

     “Knowledge”, with respect to the Company or Seller, means the actual knowledge of, after reasonable inquiry of the relevant officers of the Company (including Claude Cleveland with respect to C&H Services, LLC), William P. Reid and Douglas R. Harrington, Jr.

     “Law” means any statute or law or ordinance, rule, regulation, code, enactment or other statutory or legislative provision.

     “Lien” means any security interest, pledge, mortgage, lien, charge, option to purchase, lease or other right to acquire any interest or any hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), other than Permitted Liens.

     “Multi Employer Plan” means a multi-employer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

     “Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.

     “Ordinary Course of Business” means an action taken by any Person which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, and past practice with respect to management of cash and other working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

     “Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating, voting or partnership agreement, by-laws, or similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

     “Other Competition Laws” means all (i) non-U.S. Laws intended to prohibit, restrict or regulate actions having an anti-competitive effect or purposes, including, but not limited to, competition, restraint of trade, anti-monopolization, merger control or anti-trust Laws together with (ii) any related Laws, including, but not limited to, non-U.S. anti-takeover laws.

     “Pension Plan” means a pension plan within the meaning of Section 3(2) of ERISA that is subject to Section 412 of the Code or Title IV of ERISA.

     “Permitted Liens” means (i) liens for taxes, assessments and governmental charges or levies not yet due and payable or, if due and payable, being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) encumbrances imposed by Law, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, workmen’s, carriers’, workers’, repairmen’s, warehousemen’s, and similar encumbrances arising or incurred in the Ordinary Course of Business, (v) zoning, entitlement and other land use and environmental regulations, (vi) liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and which liens have not had and are not reasonably likely to have a Company Material Adverse Effect, (vii) with respect to real property, (A) easements, licenses, covenants, rights-of-way and other similar restrictions and other similar matters affecting title to but not adversely affecting in any material respect current occupancy or use by the Company of the Owned Property and (C) zoning, building and other similar restrictions, so long as none of (A), (B) or (C) are violated in any material way by the use of such real property substantially as currently used by the Company, (viii) as to any leased property, any encumbrance solely affecting the interest of the lessor thereof, (ix) any matters disclosed in title reports delivered or made available to Buyer and (x) encumbrances disclosed on Section 1.1 of the Disclosure Schedule.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including any Governmental Entity.

     “Prior Stock Purchase Agreement” means the Stock Purchase Agreement for the acquisition of HNT Holdings Inc. dated as of June 5, 2006 by and among Ohmstede, TMI Manufacturing Holdings, L.P., William P. Reid and Douglas R. Harrington, Jr.

     “Seller Transaction Expenses” means all expenses (including investment banker, broker fees and legal and accounting fees and expenses) and costs relating to the negotiation, execution and performance of this Agreement and the Transactions incurred by Seller and the Company in connection with the Transactions, in each case to the extent incurred but unpaid as of the Closing.

     “Single Employer Pension Plan” means a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA.

     “Subsidiary” or “Subsidiaries” of Buyer, Seller or any other Person means any corporation, partnership, joint venture or other legal entity of which Buyer, Seller or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     “Taxes” means all taxes, charges, fees, levies, penalties or other similar assessments imposed by any governmental authority, including, but not limited to, income, excise, property, sales and use, transfer, franchise, payroll, withholding, social security, value added (or similar), customs duties or other taxes, including any interest, penalties or additions attributable thereto.

     “Tax Return” means any return, report, information return or other document (including any schedule or attachment thereto) filed or required to be filed with any taxing authority with respect to the determination, assessment or collection of Taxes including any amendment thereto.

     “Transactions” means the transactions contemplated by this Agreement.

     “U.S. GAAP” means United States generally accepted accounting principles as of the date hereof.

     Section 1.2. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II.
PURCHASE; CLOSING

     Section 2.1. Purchase of Shares.

     (a) Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Closing Buyer will purchase from Seller, and Seller will sell to Buyer, the Shares (as defined in Section 3.5) .

     (b) The purchase price for the Shares shall be $456,900,000 in cash (the “Purchase Price”). On the Closing Date, Buyer shall pay the Purchase Price in immediately available federal funds to such bank accounts, in the United States, as shall be designated by Seller in writing at least two Business Days prior to Closing; provided that, Seller shall concurrently use a portion of the Purchase Price to satisfy and extinguish in full all Indebtedness of the Company identified on Section 6.3(g) of the Disclosure Schedule (including all principal, accrued interest, penalties, premiums thereon through the date on which such Indebtedness is satisfied and extinguished). The Purchase Price will be subject to adjustment in accordance with ARTICLE II and ARTICLE VIII. For purposes of this Agreement, the term “Net Purchase Price” means the result of (i) the Purchase Price minus (ii) the Escrow Amount (as defined in Section 2.3 below).

     Section 2.2. Closing. Unless this Agreement shall have been terminated and the Transactions shall have been abandoned pursuant to ARTICLE VII hereof, the closing of the Transactions (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, New York, New York, at 10:00 a.m., New York City time, on the second Business Day after all of the conditions to the Closing set forth in ARTICLE VI hereof are satisfied or waived (other than those that by their terms cannot be satisfied prior to the Closing), or such other date, time and place as shall be agreed upon by Seller and Buyer (the actual date being herein called the “Closing Date”).

     Section 2.3. Buyer Deliveries. At the Closing, Buyer shall deliver to Seller:

     (a) to the Escrow Agent, to such account as the Escrow Agent specifies to Buyer and Seller in writing no fewer than two Business Days prior to the Closing Date, cash in an amount equal to $30,000,000 (the “Escrow Amount”);

     (b) to such account or accounts as Seller specifies to the Buyer in writing two Business Days prior to the Closing, the Net Purchase Price as provided in Section 2.1(b);

     (c) certified copies of the resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

     (d) such documents and instruments set forth in Section 6.2 and otherwise as counsel for Buyer and Seller mutually agree to be reasonably necessary to consummate the Transactions.

     Section 2.4. Seller Deliveries. At the Closing, Seller shall deliver, or causeOhmstede to deliver, to Buyer:

     (a) certificates representing the Shares duly endorsed or accompanied by stock powers duly executed in blank or duly executed instruments of transfer as necessary or appropriate to effect or evidence the transfer of the Shares, free and clear of any Liens;

     (b) such resignations, effective as of the Closing Date, of directors and officers of the Company as are requested in writing by Buyer at least two (2) days prior to Closing;

     (c) certified copies of the resolutions duly adopted by the manager of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby or thereby;

     (d) a non-foreign affidavit of Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code § 1445 stating that Seller is not a “Foreign Person” as defined in Code § 1445; and

     (e) such other documents and instruments set forth in Section 6.3 and otherwise as counsel for Buyer and Seller mutually agree to be reasonably necessary to consummate the Transactions.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as set forth on the Disclosure Schedule, Seller represents and warrants to Buyer that:

     Section 3.1. Due Organization. Each of Seller and Ohmstede is duly formedvalidly existing and in good standing under the laws of the State of Delaware. Each Subsidiary,

of Ohmstede is duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Ohmstede and its Subsidiaries have the requisite power and authority to own, lease and operate the properties used in the Business and to carry on the Business as presently conducted. Each of Ohmstede and its Subsidiaries is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the nature of the Business, the failure to be so qualified would reasonably be expected to have a Company Material Adverse Effect. Prior to the execution of this Agreement, Seller has made available to Buyer true and complete copies of the Organizational Documents of Ohmstede and each Subsidiary.

     Section 3.2. Authorization and Validity of Agreement. This Agreement and the consummation of the Transactions have been duly authorized by all requisite limited liability company or other action of Seller, and Seller has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller, and constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms except as enforceability may be (i) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights, or (ii) subject to general principles of equity.

     Section 3.3. Non-Contravention. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions will not (a) violate or conflict with any provision of the Organizational Documents of the Seller or the Company and (b) assuming that all Consents set forth on Section 3.4 of the Disclosure Schedule or referred to in Section 3.4 hereof have been obtained or made, will not (1) violate any Law or Order to which Seller or the Company is subject, or (2) result in any breach or creation of any Lien or constitute any default under any Contractual Obligation to which Seller or the Company is subject or is a party, except for any such violation, conflict, breach, default or creation of any lien, charge or encumbrance which would not reasonably be expected to have a Company Material Adverse Effect.

     Section 3.4. Governmental Approvals; Consents. No claim, legal action, suit, arbitration, governmental investigation, or other legal, judicial or administrative proceeding is pending or, to Seller's Knowledge, threatened against Seller or the Company which would prevent or materially delay the Transactions. Except for the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott Act”), or other Competition Laws, no Consent of any Governmental Entity or other Person is or has been required on the part of Seller or the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

Section 3.5. Capitalization; Shares; Subsidiaries.

     (a) The authorized capital stock of Ohmstede consists of 100,000 shares of common stock, of which only 1,000 shares are issued and outstanding as of the date hereof (the “Shares”). The Shares constitute all of the outstanding capital stock of Ohmstede, have been duly authorized and validly issued and are fully paid and nonassessable. There are no (i) preemptive or similar rights on the part of any holder of any class of securities of Ohmstede; (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating Ohmstede to issue or sell, or cause to be issued and sold, any shares of capital stock of Ohmstede or any securities convertible into or exchangeable for any such shares; (iii) stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of Ohmstede or (iv) unpaid dividends, whether current or accumulated, due or payable on any of the capital stock of Ohmstede.

     (b) The Shares are owned by Seller free and clear of all Liens, other than those that will be released on or prior to the Closing Date or those created by Buyer. Assuming Buyer has the requisite corporate or other power and authority to be the lawful owner of the Shares, upon delivery of the Shares to Buyer at the Closing and upon payment by Buyer of the Purchase Price, good and valid title to the Shares shall pass to Buyer, free and clear of any Liens, other than those created by Buyer.

     (c) Set forth on Section 3.3(c) of the Disclosure Schedule for each Subsidiary of Ohmstede is (i) its name and jurisdiction of creation, formation, or organization, (ii) the number of authorized equity interests of each class of its equity interests and (iii) the number of issued and outstanding equity interests of each class of its equity interests, the names of the holders thereof and the number of equity interests held by each such holder and the percentage of equity interests held by Ohmstede or its Subsidiary. All of the issued and outstanding equity interests of each Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable, and are held of record and beneficially owned by the holders thereof indicated on Section 3.3(c) of the Disclosure Schedule free and clear of any Liens. There are no (w) preemptive or similar rights on the part of any holders of any class of equity interests of any Subsidiary; (x) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating any Subsidiary to issue or sell, or cause to be issued and sold, any equity interests of such Subsidiary or any securities convertible into or exchangeable for any such equity interests; (y) stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of any Subsidiary or (z) unpaid dividends, whether current or accumulated, due or payable on any equity interests of any Subsidiary.

     Section 3.6. Financial Statements; No Undisclosed Liabilities.

     (a) Section 3.6 of the Disclosure Schedule contains a copy of the audited balance sheet (the “Most Recent Balance Sheet”) of Seller and its consolidated Subsidiaries as of December 31, 2006 (the “Balance Sheet Date”) and the related statement of income, cash flow and changes in stockholders’ equity for the fiscal year ended on such date (the “Annual Financial Statements”). The Annual Financial Statements fairly present, in all material respects, the financial condition and the results of the operations of Seller and its consolidated Subsidiaries as of the date and for the period indicated. The Annual Financial Statements have been prepared in accordance with U.S. GAAP, consistently applied, in all material respects. Section 3.6 of the Disclosure Schedule also contains the unaudited balance sheet of Seller and its consolidated Subsidiaries as of June 30, 2007 (the “Interim Balance Sheet”) and the related statement of income, cash flow and changes in stockholders’ equity for the six month period ended on such date (together with the Interim Balance Sheet, the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Interim Financial Statements fairly present, in all material respects, the financial condition of Seller and its consolidated Subsidiaries as of such date and the results of operations for the six month period then ended. Except as set forth on Section 3.6 of the Disclosure Schedule, the Interim Financial Statements have been prepared in accordance with U.S. GAAP, consistently applied, subject to normal year end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not significantly differ from those included in the Annual Financial Statements.

     (b) As of the Balance Sheet Date and the date of the Interim Financials, Ohmstede and its consolidated Subsidiaries had no liability or obligation (whether accrued, absolute, contingent or otherwise) which is not fully reflected or reserved against on the Most Recent Balance Sheet or the Interim Balance Sheet, as applicable, which, in accordance with U.S. GAAP, should have been shown or set forth on the Most Recent Balance Sheet (including disclosure in the notes thereto) or the Interim Balance Sheet, as applicable, other than (i) liabilities and obligations incurred in the Ordinary Course of Business since the Balance Sheet Date and (ii) liabilities and obligations otherwise disclosed in this Agreement or the Disclosure Schedules. Except as described in Section 3.6 of the Disclosure Schedule, the Company has no payment, indemnification, reimbursement or similar obligation (whether accrued, absolute, contingent or otherwise) in connection with or arising out of the transactions contemplated by the Prior Stock Purchase Agreement.

     Section 3.7. Absence of Changes. Except as otherwise expressly contemplated by this Agreement, since December 31, 2006, (i) the Business has been conducted in the Ordinary Course of Business and (ii) there has been no change, event, loss or occurrence affecting the Company that has had or is reasonably expected to have a Company Material Adverse Effect.

     Since December 31, 2006, except for the matters disclosed on Section 3.7 of the Disclosure Schedule (which matters have not had, and are not reasonably likely to have, a Company Material Adverse Effect) neither Ohmstede nor any of its Subsidiaries has:

     (a) become liable in respect of any Guarantee or incurred, assumed or otherwise become liable in respect of any Indebtedness, except for borrowings in the Ordinary Course of Business under credit facilities in existence on the Balance Sheet Date;

     (b) distributed, assigned, transferred, sold or otherwise disposed of any material asset (other than sale of products in the Ordinary Course of Business or disposal of obsolete equipment), or permitted any of its assets to become subject to a Lien other than a Permitted Lien;

     (c) entered into, or performed, any transaction with, or for the benefit of, Seller or any Affiliate of Seller (other than payments made to officers, directors, managers and employees in the Ordinary Course of Business);

     (d) experienced any material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material asset;

     (e) increased or decreased the compensation or severance payable or paid, including without limitation, payments related to or arising out of the Transactions, whether conditionally or otherwise, to (i) any employee, consultant or agent other than in the Ordinary Course of Business or (ii) any director, manager or officer;

     (f) entered into any Contractual Obligation that provides for the employment or consultancy of any Person or provides a director, manager, officer, employee or consultant with compensation or other benefits;

     (g) made any change in its methods of accounting or accounting practices (including with respect to reserves);

     (h) made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any action in respect of material Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Entity;

     (i)  terminated or closed any facility, business or operation;

     (j) adopted any Benefit Plan (as defined in Section 3.15) or, except in accordance with the terms of an existing Benefit Plan as in effect on the Balance Sheet Date, increased any benefits under any Benefit Plan;

     (k) written up or written down any of its material assets or revalued its inventory; or

     (l) entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.7.

     Section 3.8. Real Property.

     (a) Section 3.8(a) of the Disclosure Schedule contains a list as of the date of this Agreement of the real property owned in fee by the Company (the “Owned Property”) Seller has made available to Buyer true and complete copies of all deeds for the Owned Property. The Company has good title to all Owned Property free and clear of all Liens other than Permitted Liens.

     (b) Section 3.8(b) of the Disclosure Schedule contains a complete and correct list as of the date of this Agreement of all real property which the Company leases or subleases (the “Leased Property”). The Company has previously made available to Buyer true, correct and complete copies of all leases for the Leased Property. With respect to each lease for the Leased Property (i) the Company has not received any notice from the other party to a lease for any Leased Property of the termination thereof and (ii) there is no default or event which, with notice or lapse of time or both, would constitute a material default under such lease on the part of the Company or, to Seller's Knowledge, any other party thereto.

     (c) There are no existing, or to the Seller's Knowledge, threatened, condemnation or eminent domain proceedings affecting any Owned Property.

     (d) The covenants, conditions, rights-of-way, easements and similar restrictions affecting any Owned Property do not impair in any material respect the ability to use such Owned Property in the operation of the Businesses as conducted on the date hereof.

     (e) The Company is not obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell, lease or purchase any real property or any portions thereof or interests therein.

     Section 3.9. Contracts. Section 3.9 of the Disclosure Schedule contains a complete and correct list, as of the date hereof, all Material Contracts. Seller has delivered to Buyer true, accurate and complete copies of each written Material Contract, in each case, as amended or otherwise modified and in effect. The term “Material Contracts” means all of the following types of Contractual Obligations to which the Company is a party (excluding real estate leases described in Section 3.8, intellectual property licenses described in Section 3.12, insurance policies described in Section 3.19 and Benefit Plans described in Section 3.15):

(i) all written employment, severance, retention, change in control, deal bonus and consulting agreements and other similar written contracts with current or former directors, officers, other employees or consultants of the Company;

(ii) indenture, credit agreement, loan agreement, Guarantee, note or other evidence of Indebtedness or agreement providing for Indebtedness;

(iii) joint venjture, partnership and limited partnership agreements;

     (iv) Contractual Obligations (or a group of related Contractual Obligations) (excluding purchase orders) for the purchase by the Company of any materials, supplies, products or services, and contracts, agreements and other instruments (excluding purchase orders) for the sale or provision by the Company of materials, supplies, products or services, in each case not terminable on notice of sixty (60) days or less without penalty, and under which the amount that would reasonably be expected to be paid or received by the Company exceeds $500,000 in the aggregate over the remaining term of such contract;

(v) Contractual Obligations prohibiting or restricting the ability of the Company to compete with any Person, engage in any business or operate in any geographical area;

(vi) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements relating to the acquisition or disposition by the Company of material assets and properties (other than in the Ordinary Course of Business) or any capital stock or other equity interest of any other Person, since May 7, 2001;

(vii) any Contractual Obligations for the distribution of products of the Company;

(viii) any contract or agreement involving a remaining commitment by the Company to pay capital expenditures in excess of $250,000;

(ix) any contracts to sell or otherwise dispose of any capital assets of the Company having a fair market value in excess of $50,000;

(x) Contractual Obligations with Governmental Authorities;

(xi) any material noncompetition contracts running in favor of the Company; and

(xii) any performance bonds and surety agreements or indemnification agreements.

     (b) Each of the Material Contracts is valid and binding on the Company and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, except for such failures to be valid and binding, or to be in full force in effect, that would not reasonably be expected to have a Company Material Adverse Effect. The Company is not in material breach of or default under any Material Contract and, to Seller's Knowledge, neither is any other party thereto.

     Section 3.10. Litigation. There are no (i) Orders against Seller or the Company or (ii) claims, actions, suits, arbitrations, proceedings or investigations pending or, to Seller's Knowledge, threatened in law or in equity, by or before any Governmental Entity, against Seller or the Company.

     Section 3.11. Compliance with Laws. Except for those matters disclosed on Section 3.11 of the Disclosure Schedule (i) the Company has all material licenses, permits or franchises issued by any Governmental Entity and other governmental certificates, authorizations and approvals (collectively “Permits”) required by any Governmental Entity for the operation of the Business as conducted on the date of this Agreement; (ii) all such Permits are in full force and effect and no action, claim or proceeding is pending, nor to Seller's Knowledge is threatened, to suspend, revoke, revise, limit, restrict or terminate any of such Permits or declare any such Permit invalid; (iii) the Company has filed all necessary reports and maintained and retained all necessary records pertaining to such Permits; and (iv) the Company is in compliance in all material respects with all Laws and Orders. The Company has not taken any action which would cause it to be in violation of the Foreign Corrupt Practice Act of 1977, as amended, or any rules and regulations thereunder.

     Section 3.12. Intellectual Property.

     (a) Section 3.12(a) of the Disclosure Schedule lists as of the date of this Agreement all material registered patents, trademarks, trade names, service marks, copyrights, domain names and any applications therefor, owned by the Company (the “Company Intellectual Property”). Except as set forth on Section 3.12(a) of the Disclosure Schedule (i) the Company owns all Company Intellectual Property free of all defects, Liens, charges and other encumbrances, other than Permitted Liens; (ii) to Seller's Knowledge, no Person is infringing on the Company Intellectual Property; (iii) all of the registrations and applications of Section

3.12(a) of the Disclosure Schedule are unexpired and have not been abandoned; and (iv) the Company has taken all commercially reasonable steps to protect, maintain, prosecute and safeguard the Company Intellectual Property.

     (b) The Company has not interfered with, infringed upon, misappropriated, or violated in any material respect any intellectual property rights of third parties, and neither Seller nor the Company has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using intellectual property rights of any third party).

     (c) Section 3.12(c) of the Disclosure Schedule identifies each item of intellectual property owned by a third party and that is used by the Company or in connection with the Business pursuant to any license, sublicense or other Contractual Obligation (excluding any license agreement related to commonly available off-the-shelf software programs) (the “Licenses”). Except as disclosed Section 3.12(c) of the Disclosure Schedule, there are no royalties for the use of any such intellectual property by the Company and each License is valid and binding on the Company and, to the Knowledge of Seller, each other party thereto. The Company has made available to Buyer true, accurate and complete copies of all of the Licenses, in each case, as amended or otherwise modified and in effect.

     Section 3.13. Tax Matters. Except as set forth on Section 3.13 of the Disclosure Schedule: (i) all income Tax Returns and all other material Tax Returns that are required to be filed by or with respect to the Company have been timely and properly filed, (ii) all such Tax Returns were prepared in accordance with applicable Laws and are true, correct and complete in all material respects, (iii) all Taxes of the Company that are due and payable have been paid in full (whether or not shown on any Tax Return), (iv) no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company, (v) there are no Liens with respect to Taxes upon the assets of the Company, (vi) no member of the Company (A) is or has ever been a member of an affiliated group (other than an affiliated group of which Ohmstede is or has been the common parent) filing a consolidated Tax Return or (B) has any liability for Taxes of any person (other than a member of an affiliated group of which Ohmstede is or has been the common parent) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise, (vii) the Company is not a party to any tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other person, (viii) all Taxes required to be withheld, collected or deposited by or with respect to the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, (ix) the unpaid Taxes of the Company did not (A) as of the date of the Annual Financial Statements exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth thereon (not including any footnotes thereto) and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns, (x) no claim has ever been made (nor is there a basis for such a claim) by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that the Company or any Subsidiary is or may be subject to Tax in that jurisdiction, (xi) Section 3.13 of the

Disclosure Schedule identifies each “tax position” and the measurement thereof as required by FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) and Buyer has been provided with all work and other papers related to the foregoing, (xii) the Company has not waived any statute of limitations in respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, (xiii) neither of the Company nor any Subsidiary has participated in any way (A) in any “tax shelter” within the meaning of Code Section 6111 (as in effect prior to October 22, 2004) or any comparable Law(s) of a state or local jurisdiction or (B) in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) or any comparable Law(s) of a state or local jurisdiction, and (xiv) the Company has not made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted in or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code section 280G or in the imposition of an excise Tax under Code section 4999 (or any corresponding provisions of state, local or foreign Tax Law) or that were or would not be deductible under Code sections 162 or 404.

     Section 3.14. Labor. Except as set forth on Section 3.14 of the Disclosure Schedule, (i) the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, (ii) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller's Knowledge, threatened against the Company, (iv) within the past two years, the Company not experienced any strike or work stoppage or any mass layoff and (v) the Company is neither a party to, nor subject to, a collective bargaining agreement, and no collective bargaining agreement relating to employees of the Company is currently being negotiated.

     Section 3.15. Employee Benefits.

     (a) Section 3.15(a) of the Disclosure Schedule lists each material Benefit Plan. For each such Benefit Plan, the Company has made available to Buyer a true and complete copy of each of the following together with all amendments: (i) the Benefit Plan (or, where a Benefit Plan has not been reduced to writing, a summary of all material Benefit Plan terms), (ii) in the case of any funded Benefit Plan, the trust agreement or similar instrument for all related trust or funding arrangements, (iii) for each Benefit Plan subject to the requirement that annual reports be filed on Form 5500, the three most recently filed such annual reports with, to the extent applicable, schedules, financial statements and auditor’s opinion attached, (iv) in the case of each Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter for the Benefit Plan and (v) the most recent summary plan description or similar summary and any employee handbook referencing the Benefit Plan.

     (b) The Benefit Plans, including any associated trusts or fund, comply in all material respects with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in accordance with their terms and such laws. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and to Seller's Knowledge nothing has occurred that could reasonably be expected to affect such qualification.

     (c) There are no pending or, to Seller's Knowledge, threatened, claims, litigation, administrative investigations, audits or other formal proceedings by the IRS, Department of Labor or any government entity or controversy with respect to any Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries, that, in each case, would reasonably be expected to have a Company Material Adverse Effect.

     (d) Except as set forth in Section 3.15(d) of the Disclosure Schedule, none of the Company or any ERISA Affiliate has in the previous six years contributed, been required to contribute to, sponsored or maintained, (i) a Pension Plan, (ii) a Multi Employer Plan, or (iii) a Single Employer Pension Plan for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA. Neither the Company nor any ERISA Affiliate has any unsatisfied withdrawal liability under Part I & Subtitle E of Title IV of ERISA.

     (e) Except as set forth on Section 3.15(e) of the Disclosure Schedule, the transactions contemplated by this Agreement will not, by themselves or together with any other event, cause or result in the payment, acceleration or vesting of any payment, right or benefit under any Benefit Plan.

     (f) Nothing has occurred with respect to any Benefit Plan that has subjected or could subject the Company to any liability or penalty under Section 502 of ERISA or to any tax under Chapter 43 of the Code.

     (g) No Benefit Plan provides health or life insurance benefits following retirement or other termination of employment, and the Company has no obligation to provide any such benefits, except for benefit continuation coverage to the extent required under Part 6 of Subtitle B of Title I of ERISA.

     (h) All contributions (including salary reduction contributions), premiums and other payments that are due to be made have been timely made to or with respect to each Benefit Plan or, to the extent not due, have been appropriately accrued on the books of the Company.

     (i) No Benefit Plan is subject to the laws of a jurisdiction other than the United States (whether or not United States law also applies).

     Section 3.16. Environmental Matters. Except as set forth on Section 3.16 of the Disclosure Schedule:

(i) The Company is not in violation of any applicable Law pertaining to environmental protection, including without limitation the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Federal Water Pollution Control Act, the Federal Clean Air Act, or the Toxic Substances Control Act (collectively, “Environmental Laws”) in any material respect;

(ii) Neither Seller nor the Company has received written notice from any third party, including without limitation any Governmental Entity, (A) that the Company has been identified by the United States Environmental Protection Agency (“EPA”) as a

potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (B) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any other toxic substance, oil or hazardous material (including, without limitation, friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls) in each case regulated by any Environmental Laws (“Hazardous Substances”) which the Company generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted an investigation and in respect of which Hazardous Substances the Company would reasonably be expected to may have a remediation liability or obligation or has ordered that the Company conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that the Company is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding under Environmental Laws arising out of any third party’s incurrence of costs, expenses, losses or damages in connection with the release (as that term is defined in 42 U.S.C. §9601(22), hereinafter, “Release”) of Hazardous Substances; and

(iii) The Company has not Released Hazardous Substances into the environment in material violation of any Environmental Laws, or in a manner that would reasonably be expected to result in material liability to the Company under any Environmental Laws, at any real property presently owned, leased or operated by the Company or to Seller's Knowledge, any real property formerly owned, leased or operated by the Company, and to Seller's Knowledge, no other Person has Released Hazardous Substances into the Environment at any real property presently owned, leased or operated by the Company that would reasonably be expected to result in material liability to the Company under any Environmental Laws.

This Section 3.16 contains the sole and exclusive representations and warranties of Seller relating to Environmental Laws or Hazardous Substances.

     Section 3.17. Indebtedness; Guarantees. The Company has no liabilities in respect of Indebtedness except as set forth on Section 3.17 of the Disclosure Schedule. For each item of such Indebtedness, Section 3.17 of the Disclosure Schedule correctly sets forth the debtor, the principal amount of the Indebtedness as of the date hereof, the creditor, the maturity date and the collateral, if any, securing the Indebtedness. Except as set forth on Section 3.17 of the Disclosure Schedule, the Company does not have any liabilities in respect of a Guarantee of any Liability of any other Person.

     Section 3.18. Transactions with Affiliates. Since August 9, 2006 there have not been, and currently there are not, any transactions, agreements, arrangements or understandings between (i) Ohmstede or any of its Subsidiaries, on the one hand, and (ii) any officer, director or other Affiliate of Ohmstede (other than Ohmstede’s Subsidiaries), on the other hand.

     Section 3.19. Insurance. Section 3.19 of the Disclosure Schedule contains a true and correct list as of the date of this Agreement of all insurance policies for the Company since August 9, 2006. All of such insurance policies are in full force and effect, and the Company is not in default in any material respect with respect to its obligations under any of such insurance policies. All premiums due and payable under all such insurance policies have been duly paid or accrued on the Financial Statements.

     Section 3.20. Product Liability and Warranty. To Seller's Knowledge, there are no (a) liabilities with respect to any product liability (as distinct from warranty claims described in clause (b) below) claim that relates to any product manufactured and sold by the Company to others in the conduct of its business or (b) liabilities of the Company, which have been asserted, with respect to any claim for the breach of any express or implied product warranty with respect to any product manufactured or sold by the Company to others in the conduct of its business other than any claim based on standard warranty obligations (to replace, repair or refund) made by the Company in the Ordinary Course of Business to purchasers of its products.

     Section 3.21. Finders; Brokers. Except for Harris Williams & Co. and Credit Suisse First Boston (whose fees and expenses will be Seller Transaction Expenses), neither the Company nor Seller is a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses in connection with the execution of this Agreement or the consummation of the Transactions.

     Section 3.22. Assets.

     (a) The Company has good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, an enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business) (collectively, the “Assets”). Except as disclosed on Section 3.22 of the Disclosure Schedule, none of the Assets is subject to any Lien other than Permitted Liens.

     (b) The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to the conduct of the Business and are adequate to conduct the Business.

     (c) The buildings and other structures on the Owned Property are generally in good and substantial repair and fit for the purposes for which they are presently used in all material respects. All of the fixtures and other improvements to the real property included in the Assets and all of the tangible personal property other than inventory included in the Assets, to the Seller’s Knowledge, (a) are adequate and suitable for their present and intended uses, (b) are generally in good working order, operating condition and state of repair, and (c) have been maintained in accordance with normal industry practice.

     Section 3.23. Customers. Section 3.23 of the Disclosure Schedule sets forth a complete and accurate list of the 10 largest customers of the Company (measured by aggregate billings) during the fiscal year ended on the Most Recent Balance Sheet Date. All of the existing Contractual Obligations with such customers are listed on Section 3.9 of the Disclosure Schedule. None of such customers has canceled or terminated its relationship with the Company or notified the Company of any intention, or otherwise threatened in writing, to do any of the foregoing. The relationships of the Company with the customers required to be listed on Section 3.23 of the Disclosure Schedule are good commercial working relationships and none of such customers has canceled, terminated or otherwise materially altered its relationship with the Company or notified the Company of any intention, or otherwise threatened in writing, to do any of the foregoing; provided that it is understood that such customers may not be the 10 largest customers for the current year and that it is typical for customers to increase or decrease the rate or amount of purchases that such customer makes from the Company from year to year.

     Section 3.24. No Other Representations or Warranties. Neither Seller, the Company nor any other Person makes any express or implied representation or warranty on behalf of Seller with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company or its businesses or operations, except as expressly set forth in this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that:

     Section 4.1. Due Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Buyer has the requisite corporate power and authority to own, lease and operate the properties used in the Business being purchased hereunder and to carry on the Business as presently conducted. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the nature of the Business, the failure to be so qualified would reasonably be expected to have a Buyer Material Adverse Effect.

     Section 4.2. Authorization and Validity of Agreement. This Agreement and the consummation of all of the Transactions have been duly authorized by the Board of Directors of Buyer and by all other requisite corporate, shareholder, or other action of Buyer, and Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer, and constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms except as enforceability may be (i) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights, or (ii) subject to general principles of equity.

     Section 4.3. Non-Contravention. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions will not (a) violate or conflict with any provision of the Organizational Documents of Buyer and (b) will not (1) violate in any material respect any Law or Order to which Buyer is subject, or (2) result in any breach or creation of any Lien or constitute any default under any Contractual Obligation to which Buyer is subject or is a party, except for any such violation, conflict, breach, default or creation of any lien, charge or encumbrance which would not reasonably be expected to have a Buyer Material Adverse Effect.

     Section 4.4. Governmental Approvals; Consents. Buyer is not subject to any Order which would prevent the consummation of the Transactions. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal, judicial or administrative proceeding is pending or, to the knowledge of Buyer, threatened against Buyer which would prevent or delay the Transactions. Except for the requirements of the Hart-Scott Act, no Consent of any Governmental Entity is or has been required on the part of Buyer in connection with the execution and delivery of this Agreement or the consummation of the Transactions, other than such Consents that if not obtained or made would not reasonably be expected to have a Buyer Material Adverse Effect or which have been obtained.

     Section 4.5. Litigation. There are no (a) Orders against Buyer or its Affiliates or (b) claims, actions, suits, arbitrations, proceedings or investigations pending or, to the knowledge of Buyer, threatened in law or in equity, or before any Governmental Entity, against Buyer or its Affiliates, (i) challenging or seeking to restrain, delay or prohibit any of the Transactions, or (ii) preventing Buyer from performing in all material respects its obligations under this Agreement.

     Section 4.6. Independent Decision. Buyer (a) is represented by competent legal counsel, (b) has knowledge and experience in financial and business matters, (c) has the capability of evaluating the merits and risks of investing in the Company, and (d) is not in a disparate bargaining position with Seller. Buyer acknowledges that it and its representatives have been permitted such access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company that it and its representatives have desired or requested to see and/or review, and that it and its representatives have had such opportunity to meet with the officers and employees of the Company to discuss the businesses and assets of the Company as Buyer deemed necessary. Buyer acknowledges that none of Seller, the Company nor any other Person have made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Business or the Company that has been furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or the Schedules, and none of Seller, the Company, their representatives or any other Person shall have or be subject to any liability (other than for fraud) to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use, of any such information with respect to the Business and any information, documents or material made available to Buyer in management presentations or in any other form in expectation of the Transactions.

     Section 4.7. Purchase for Investment. Buyer is aware that the Shares are not registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and is purchasing such interests solely for investment, with no present intention to distribute any such interests to any Person, and Buyer will not sell or otherwise dispose of the Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and any other applicable securities laws.

     Section 4.8. Financial Capacity; No Financing Condition. Buyer has available to it as of the date hereof funds sufficient to consummate the Transactions. Buyer understands that its obligations to effect the Transactions are not subject to the availability to Buyer of financing.

     Section 4.9. Finders; Brokers. Buyer is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the execution of this Agreement or the consummation of the Transactions.

     Section 4.10. No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE V.
AGREEMENTS OF BUYER AND SELLER

     Section 5.1. Interim Operation of the Business. Except as otherwise contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule or to the extent Buyer shall otherwise consent in writing, Seller covenants that until the earlier of the termination of this Agreement and the Closing, it will use all reasonable efforts to cause the Company to continue, in a manner consistent with the past practices of the Business, to maintain and preserve intact the Business and to cause the Company to maintain its ordinary and customary relationships with its suppliers, customers and others having business relationships with it with a view toward preserving for Buyer, the Business and the goodwill associated therewith. Until the earlier of the termination of this Agreement and the Closing, Seller shall not, and shall cause the Company not to, without the prior written consent of Buyer, except as otherwise contemplated by this Agreement or Section 5.1 of the Disclosure Schedule or in the Ordinary Course of Business, take any of the following actions with respect to the Company or the Business:

     (a)  amend the Organizational Documents;

     (b) issue or sell or agree to issue or sell any shares of capital stock or otherequity interests, or any securities convertible into or exchangeable for shares of capital stock or other equity interests, or issue any options, warrants or other rights to acquire any shares of capital stock or other equity interests;

     (c) declare or pay any dividends or distributions in respect of the capital stock of Ohmstede (other than payment of cash dividends);

     (d) sell, transfer or otherwise dispose of or encumber any of its material properties or assets, other than (A) in the Ordinary Course of Business or pursuant to an existing obligation or arrangement and (B) any slow moving, off-spec or obsolete inventory or equipment;

     (e) cancel any Indebtedness or waive any material claims or rights pertaining to the Business, except in the Ordinary Course of Business;

     (f) grant any increase or make any decrease in the compensation of officers or employees of the Company including without limitation, any compensation or other payment or payment obligation relating to or arising out of the Transactions, except for increases (i) in the Ordinary Course of Business and consistent with past practice or (ii) as required by any Benefit Plan or applicable Law;

     (g) adopt, amend, modify, or terminate any Benefit Plan, except (A) as required by Law or (B) as is in the Ordinary Course of Business;

     (h) make any capital expenditure or commitment, other than (A) in the Ordinary Course of Business, (B) pursuant to existing commitments or business plans and (C) to repair or maintain any assets, properties or facilities;

     (i) except with respect to endorsement of negotiable instruments in the Ordinary Course of Business, incur, assume or guarantee any Indebtedness other than (A) purchase money borrowings, (B) borrowings under the Company’s senior credit facility in the Ordinary Course of Business and (C) refundings of existing Indebtedness;

     (j) enter into a plan of consolidation, merger, share exchange or reorganization with any Person or adopt a plan of complete or partial liquidation;

     (k) make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital;

     (l) make any material changes in its accounting methods, practices or policies, except as required under Law or GAAP;

     (m) settle or compromise any litigation, (i) relating to this Agreement or the Transactions or (ii) that is otherwise material to the Company, taken as a whole, other than, in the case of matters covered by clause (ii), settlements or compromises in the Ordinary Course of Business or to the extent reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto);

     (n) change or make any material Tax elections (unless required by applicable Law), make any material changes to its method of Tax accounting (unless required by applicable Law), file any material amended Tax Return, or settle or compromise any material Tax liability or agree to any extension of the statute of limitations;

     (o) enter into, or amend or terminate any Material Contract except in the Ordinary Course of Business;

     (p) accelerate the collection of accounts receivable or delay the payment of accounts payable;

     (q) take or omit to take any action that would cause any of the representations and warranties in Article III to be untrue at, or as of any time prior to, the Closing Date;

     (r) take or omit to take any action which, if taken or omitted to be taken between the Balance Sheet Date and the date of this Agreement would have been required to be disclosed on Section 3.7 of the Disclosure Schedule; or

     (s) agree, whether in writing or otherwise, to do any of the foregoing.

     Section 5.2. Access to Information; Confidentiality.

     (a) During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement and the Closing, Seller shall, and shall cause the Company to, upon reasonable request and notice, provide Buyer and its authorized agents or representatives reasonable access during normal business hours to the properties, books and records of the Company; provided, however, that Buyer shall not be entitled to perform any drilling or other invasive or destructive environmental tests or sampling.

     (b) Seller shall, and shall cause the Company to, provide Buyer with copies of any Tax Return that it intends to file not later than fifteen (15) days prior to the due date for filing such Tax Return for review and comment by Buyer. In finalizing any and all Tax Returns under this Section 5.2(b), Seller agrees to consider in good faith any and all reasonable comments received from Buyer.

     (c) Seller shall cause the Company to provide all documents and information as to current and past insurance policies to the extent requested by Seller and to the extent available to the Company.

     (d) Seller will cause the Company to prepare and furnish to Buyer, as promptly as practicable after the end of each calendar month, monthly financials for each month following the Interim Financials through the Closing Date.

     (e) Buyer and its agents and representatives will hold in confidence all confidential information obtained from Seller and Ohmstede, their officers, agents, representatives or employees in accordance with the provisions of the confidentiality agreement dated May 29, 2007 (the “Confidentiality Agreement”) between Ohmstede and Buyer or its Affiliate.

     (f) Seller acknowledges that the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Seller that the preservation of the confidentiality of all such information by Seller is an essential premise of the bargain between Seller and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 5.2(f). Accordingly, Seller hereby agrees with Buyer that Seller will not, and that Seller will cause its representatives and Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use, any confidential or proprietary information involving or relating to the Business or the Company; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 5.2(f) will not prohibit any retention of copies of records or disclosure (a) required by any applicable Law so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest such disclosure or (b) made in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions. Seller agrees that Seller will be responsible for any breach or violation of the provisions of this Section 5.2(f) by any of its representatives or Affiliates.

     Section 5.3. Reasonable Best Efforts; Cooperation; No Inconsistent Action.

     (a) Without prejudice to Buyer’s obligations set forth in Section 5.3(c), each of Seller and Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, including, without limitation, to use reasonable best efforts (i) to comply promptly with all Laws which may be imposed on it with respect to this Agreement and the Transactions by any Governmental Antitrust Authority (which actions shall include, without limitation, furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Antitrust Authority), including filing, or causing to be filed, as promptly as practicable (and in any event within seven business days of the date hereof), any required notification and report forms under the Hart-Scott Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or (y) under other applicable non-U.S. Laws with the applicable non-U.S. Governmental Antitrust Authority, to the extent that Seller has a legal obligation, (ii) to obtain any Consent of any Governmental Antitrust Authority or other Person required to be obtained or made by Seller and Buyer, or any of their respective Subsidiaries or Affiliates in connection with the Transactions or the taking of any action contemplated by this Agreement, and (iii) to take any action necessary to defend vigorously, lift, mitigate or rescind the effect of any litigation or administrative proceeding involving any Governmental Antitrust Authority adversely affecting the Transactions or this Agreement, including promptly appealing any adverse court or administrative decision. Without limitation of the foregoing, Seller, Buyer and their respective Affiliates shall not extend any waiting period or comparable period under the Hart-Scott Act or any Other Completion Laws or enter into any agreement with any Governmental Antitrust Authority not to consummate the Transactions, except with the prior written consent of the other party hereto.

     (b) Without limiting the generality of the undertakings and subsections (a) and (c) of this Section 5.3 and subject to appropriate confidentiality protections, Seller and Buyer shall each furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing and shall each promptly provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Antitrust Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Antitrust Authority in connection with this Agreement and the Transactions. Each party shall, subject to applicable Law, permit counsel for the other party to review in advance any proposed written and, if practicable, oral, communication to any Governmental Antitrust Authority. Upon the terms and subject to the conditions herein provided, in case at any time after the Closing Date any further action is necessary or desirable to secure the approvals from any and all Governmental Antitrust Authorities necessary to carry out the purposes of this Agreement, the proper officers and/or directors of the parties shall use their best efforts to take or cause to be taken all such further action.

     (c) Buyer shall be responsible for making all filings and giving all notices relating to, and otherwise pursuing all Consents of non-U.S. Governmental Entities and making all registrations and filings with non-U.S. Governmental Entities (collectively, the “Foreign Governmental Consents”), which are required in connection with the Transactions and shall promptly provide a copy of any such filings or notices to Seller. Buyer shall be responsible for making or giving all Foreign Governmental Consents required to be made or given subsequent to the Closing Date. In connection with and as a condition to Buyer’s obligations under the preceding sentence, Seller shall cooperate with and provide Buyer reasonable assistance in identifying and obtaining all such Consents and in making all such notices, registrations and filings.

     (d) Without limiting the generality of the undertakings and subsections (a), (b) and (c) of this Section 5.3, Seller and Buyer agree to take or cause to be taken the following actions: (i) provide as promptly as practicable information and documents requested by any Governmental Antitrust Authority necessary, proper or advisable to permit consummation of the Transactions, (ii) a proffer by Buyer of its willingness to (X) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, any entities, assets or facilities of the Company or any entity, facility or asset of Buyer or its Subsidiaries or Affiliates, (Y) terminate, amend or assign such existing relationships and contractual rights and obligations (other than termination that would result in a breach of a contractual obligation to a third party) and (Z) amend, assign or terminate such existing licenses or other agreements (other than a termination that would result in a breach of a license or such other agreement with a third party) and to enter into such new licenses or other agreements (and, in each case, to enter into agreements with the relevant Governmental Antitrust Authority giving effect thereto) in each case with respect to the foregoing clauses (X), (Y) or (Z) if such action is necessary or reasonably advisable or as may be required by any Governmental Antitrust Authority, provided that any such action contemplated by this clause (ii) shall not be required to be effective prior to the Closing and (iii) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of any such transactions, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this subsection (c)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. The Seller and Buyer agree to offer the other party, if possible, a reasonable opportunity to participate in all telephonic conferences and all meetings with a Governmental Antitrust Authority.

     (e) The filing fees under the Hart-Scott Act or any Other Competition Laws, as well as the fees and disbursements of any legal counsel or other advisor jointly retained by the parties in connection with any such filings, shall be borne by Buyer.

     Section 5.4. Public Announcements. Neither party will issue any press release or make any other public disclosures concerning the Transactions or the contents of this Agreement without the prior written consent of the other party. Notwithstanding the above, nothing in this Section 5.4 will preclude any party from making any disclosures required by Law or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any Governmental Entity; provided, that the party required to make the release or statement shall allow the other party reasonable time to review and comment on such release or statement in advance of such issuance.

     Section 5.5. Continuing Access to Records and Personnel. Buyer shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Company in Buyer’s possession (the “Books and Records”) for the period of time set forth in and otherwise in accordance with Buyer’s records retention policies on the Closing Date or for such longer period as may be required by Law or any applicable court order. After the applicable period, before Buyer or the Company shall dispose of any Books and Records, Buyer shall give at least 45 calendar days’ prior written notice to such effect to Seller, and Seller shall be given the opportunity, at its expense, to remove or duplicate and retain all or any part of such Books and Records as Seller may select. Buyer will allow Seller reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of tax returns or the defense of litigation. Buyer shall be entitled to recover its actual out-of-pocket costs (including, without limitation, copying costs) incurred in providing such records and/or personnel to Seller.

     Section 5.6. Employee Matters.

     (a) Without limiting any additional rights under any Benefit Plan, for a period of not less than one year following the Closing Date, Buyer shall, or shall cause the Company to, provide each Company Employee with compensation and employee benefits that are substantially comparable in the aggregate to those provided to each such Company Employee immediately prior to the Closing Date, in each case, disregarding equity-based compensation (including but not limited to profits units) , and benefits, whether by continuing the Benefit Plans or by allowing the Company Employees to participate in Buyer’s benefit plans. In addition to the foregoing obligations, Buyer shall, for a period of not less than one year following the Closing Date, maintain (or cause the Company to maintain) a severance pay practice, program or arrangement for the benefit of each Company Employee (other than profits units) that is substantially comparable to such practice, program or arrangement in effect immediately prior to the Closing Date with respect to such Company Employee.

     (b) Buyer shall, or shall cause the Company to, give Company Employees full credit for all purposes, including, without limitation, eligibility to participate and vesting (except benefit accruals), under such employee benefit plans or arrangements maintained by Buyer in which such Company Employees participate for such Company Employees’ pre-Closing Date service to the extent recognized by the Company and its Benefit Plans immediately prior to the Closing Date.

     (c) To the extent permitted by the terms of the Benefit Plans, Buyer shall, or shall cause the Company to, make all commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans in which such Company Employees may be eligible to participate after the Closing Date and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date (in the same plan year as that in which the Closing Date falls) in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Company Employees are eligible to participate in after the Closing Date.

     (d) Nothing in this Agreement shall be construed as an amendment to any Benefit Plan.

     Section 5.7. Tax Matters.

     (a) Buyer shall have the right to control the conduct of any audit, examination, investigation or administrative, court or other proceeding, that could, if pursued successfully, result in or give rise to a claim for indemnification for any Tax (a “Tax Claim”) against the Company or any Subsidiary for a Pre-Closing Tax Period or Straddle Period (as defined below). The Seller shall be entitled to participate in any such proceeding at its sole cost and expense. Notwithstanding the foregoing, after the Closing the Buyer shall not settle any such Tax Claim without the prior written consent of Seller, which shall not be unreasonably withheld. If the Company or Seller receive any written communication with respect to a Tax Claim, then such party shall make commercially reasonable efforts to promptly notify the other parties hereto in writing of the existence of such Tax Claim.

     (b) Seller, Buyer and the Company shall reasonably cooperate and consult in good faith with each other (i) during the course of the preparation of federal, state, county, provincial, municipal, local or foreign Tax Returns of the Company for periods ending on or before or including the Closing Date (including any Straddle Period), and (ii) in connection with any adjustment, claim or question asserted or raised by any taxing authority with respect to the Company and in respect of any period ending on or before or including the Closing Date (including any Straddle Period). Any information obtained by any Person in connection with any Tax matters to which this Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding in accordance with the terms of this Agreement or as otherwise required by law.

     (c) To the extent permitted by applicable law, Buyer will, and will cause the Company to, elect with the appropriate taxing authority to close the taxable periods of the Company as of and including the Closing Date. In any case where applicable law does not require or permit a taxable period of the Company to be closed as of and including the Closing Date (a “Pre-Closing Tax Period”), any Tax pertaining to a Straddle Period shall be determined in accordance with the applicable provisions of Section 8.1(a)(iv) hereof.

     (d) Seller shall cause the Company to prepare any and all Tax Returns which are required to be filed for, by, on behalf of or with respect to the Company on or before the Closing Date. Buyer will prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns for the Company provided, that with respect to Tax Returns for any tax periods ending on or prior to the Closing Date (i) such Tax Returns shall be filed in a manner consistent with past practice provided that it is consistent with applicable law and (ii) such income Tax Returns shall be submitted to Seller not later than thirty (30) days prior to the due date for filing such income Tax Returns (or, if such due date is within forty five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and comment by

Seller. In finalizing any and all income Tax Returns under this Section 5.7(d), Buyer agrees to consider in good faith any and all reasonable comments received from Seller.

     (e) In the event of a conflict between any of the provisions of this Section 5.7 and any other provision of this Agreement, the provisions of this Section 5.7 shall control.

     Section 5.8. WARN Notices. Any workforce reductions carried out following the Closing Date by Buyer or Ohmstede or their respective Subsidiaries shall be done in accordance with all applicable Laws governing the employment relationship and termination thereof including, without limitation, the U.S. Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local Law.

     Section 5.9. Termination of Affiliate Arrangements; Seller Release.

     (a) Except as contemplated by this Agreement or as set forth in Section 5.9 of the Disclosure Schedule, on or prior to the Closing Date, the Company shall have repaid or otherwise settled all of its outstanding Indebtedness (including interest thereon) and satisfied all of its other liabilities (other than payables for goods sold and services rendered which shall be paid in the Ordinary Course of Business) owed to Seller or its Affiliates (other than the Company) and Seller and its Affiliates shall have repaid or otherwise settled all of their outstanding Indebtedness (including interest thereon) and satisfied all of their other liabilities (other than payables for goods sold and services rendered which shall be paid in the Ordinary Course of Business) owed to the Company. All agreements between the Company and Seller or its Affiliates shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall have been satisfied.

     (b) Effective as of the Closing, Seller hereby releases, remises and forever discharges any and all rights and claims that Seller, as applicable, has had, now has or might now have against the Company.

     Section 5.10. No Solicitation; Other Offers. From the date hereof until the termination hereof, Seller will not, and will cause the Company and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of Seller and the Company not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities of the Company (including any acquisition structured as an merger, consolidation, amalgamation or share exchange), (ii) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the assets of the Company, or (iii) participate in any discussions or negotiations with any Person regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek, any of the foregoing. Seller and the Company will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

     Section 5.11. Notice of Developments. From the date of this Agreement until the Closing Date, Seller and the Company will give Buyer prompt written notice upon becoming aware of any material development affecting the assets, liabilities, business, financial condition, operations of the Company, or any event or circumstance that has resulted or would reasonably be expected to result, in a breach of, or inaccuracy in, any of the representations and warranties set forth in ARTICLE III; provided, however, that no such disclosure will be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Schedule to, or otherwise disclose any exception to, any of the representations and warranties set forth in this Agreement.

     Section 5.12. Nonsolicitation of Employees. For a period of three years from and after the Closing Date, neither Seller nor any of its Affiliates will recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of the Company to leave the employ of the Company. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.12 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 5.13. Tax Benefit Deposit. On the earlier of (i) five days after the due date for filing of the Company’s 2006 federal and state income Tax Returns reflecting a Bonus Deduction or (ii) the Closing Date, Seller shall cause the Company to deposit into escrow funds determined in accordance with Section 1.4 of the Prior Stock Purchase Agreement. Upon the receipt of any refund (including any credit or offset) associated with the Company’s 2006 federal and state income tax Returns, Buyer shall cause the Company to immediately pay over such refund (or the amount of such credit or offset) to Seller. Upon receipt of any refunds (including any credit or offset) for the 2004 and 2005 taxable years of the Company attributable to the carryback of any net operating losses generated as a result of the Bonus Deductions, Buyer will cause the Company to deposit such refunds (or the amount of such credit or offset) into escrow in accordance with Section 1.4 of the Prior Stock Purchase Agreement.

     Section 5.14. Further Assurances. From and after the Closing Date, upon the request of either Seller or Buyer, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Transactions. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Company or other Person with whom the Company has a relationship from maintaining the same relationship with the Company after the Closing as it maintained prior to the Closing.

     Section 5.15. Code Section 280G Shareholder Approval. Prior to Closing, Ohmstede shall conduct a separate vote of its shareholders and perform such other acts as are within its power to satisfy all of the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder for exemption of any compensation or other payment payable under any contract, agreement, plan or arrangement covering any present or former employee or director of, or consultant or other service provider with respect to, Ohmstede and/or its Subsidiaries that would give rise to any "excess parachute payment," as that term is defined in Section 280G(b) of the Code, such that after giving effect to such vote and all related waivers and other agreements no “parachute payments” (within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and final regulations thereunder) will be paid or provided to any such person by the Company.

ARTICLE VI.
CONDITIONS

     Section 6.1. Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of Buyer and Seller to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) No Injunction, etc. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Entity or body of competent jurisdiction in effect that restrains, enjoins or prohibits the consummation of the Transactions, including without limitation the transfer to Buyer by Seller of the Shares.

     (b) Regulatory Authorizations. The applicable waiting period specified under the Hart-Scott Act with respect to the Transactions shall have lapsed or been terminated. All other Consents of any Governmental Entity as are required in connection with the transfer of the Shares to Buyer or which if not obtained would be reasonably likely to subject Buyer, Seller or the Company, or any officer, director or agent of any such Person, to civil or criminal liability or could render such transfer void or voidable (the “Required Consents”) shall have been obtained.

     Section 6.2. Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the Transactions is subject to fulfillment of each of the following conditions:

     (a) Representations and Warranties. Buyer’s representations and warranties made in this Agreement (i) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as though made as of such date and (ii) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects as of the Closing Date as though made as of such date, in each case except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and Seller shall have received a certificate from an authorized officer of Buyer to such effect.

     (b) Performance of Covenants. Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed prior to or at the Closing and Seller shall have received a certificate from an authorized officer of Buyer to such effect.

     (c) Escrow Agreement. The Escrow Agreement shall have been executed and delivered to Seller by each of the other parties thereto.

     Section 6.3. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the Transactions is subject to fulfillment of each of the following conditions:

     (a) Representations and Warranties. Seller's representations and warranties made in this Agreement (i) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as though made as of such date and (ii) that are qualified by materiality or Company Material Adverse Effect will be true and correct in all respects as of the Closing Date as though made as of such date, in each case except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and Buyer shall have received a certificate from an authorized officer of Seller to such effect.

     (b) Performance of Covenants. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed prior to or at the Closing, and Buyer shall have received a certificate from an authorized officer of Seller to such effect.

     (c) Company Material Adverse Effect. Since the date of this Agreement to the Closing Date, there has been no Company Material Adverse Effect.

     (d) Ancillary Agreements. Each Ancillary Agreement shall have been executed and delivered to Buyer by each of the other parties thereto

     (e) Consents. All Consents, or filings with, any Governmental Authority or any other Person that are required to consummate the Transactions, as disclosed on Section 6.3(e) of the Disclosure Schedule, will have been obtained or made, in a manner reasonably satisfactory in form and substance to Buyer, and no such authorization, Consent or approval will have been revoked.

     (f) Absence of Litigation. No action will be pending or threatened in writing which may result in an Order (a) which would prevent consummation of the Transactions, (b) which would result in the Transactions being rescinded following consummation, (c) would be reasonably likely to have a Company Material Adverse Effect, (d) which would limit or otherwise adversely affect the right of Buyer to own the Shares (including the right to vote the Shares), to control the Company, or to operate all or any material portion of either the Business or assets of the Company or of the business or assets of Buyer or any of its Affiliates or (e) would compel Buyer or any of its Affiliates to dispose of all or any material portion of either the Business or assets of the Company or the business or assets of Buyer or any of its Affiliates.

     (g) Repayment of Indebtedness; Release. Buyer will have received pay-off letters in form and substance satisfactory to Buyer from each of the holders of the Indebtedness identified on Section 6.3(g) of the Disclosure Schedule evidencing the repayment of such Indebtedness and the termination of all Liens on any Assets securing such Indebtedness (subject to the contemporaneous receipt of the Net Purchase Price by Seller).

     (h) Financial Statements of Ohmstede. Buyer shall have been provided with audited financial statements of Ohmstede and its consolidated Subsidiaries for the year ended December 31, 2006 and unaudited financial statements of Ohmstede and its consolidated Subsidiaries for the period ended June 30, 2007, and such financial statements shall not be different in any material respects to the Financial Statements. The net equity reflected on such financial statements shall not be less than the net equity reflected on the corresponding Financial Statements minus $15,000.

     (i) Cash Balance. The Company shall have a cash balance of at least $1,460,000 as of the Closing Date.

ARTICLE VII.
TERMINATION

     Section 7.1. Termination Events. Without prejudice to other remedies which may be available to the parties by law or this Agreement, this Agreement may be terminated and the Transactions may be abandoned:

     (a) by mutual written consent of the parties hereto;

     (b) by Seller or Buyer, each in its sole discretion, if the Closing shall not have been consummated on or before November 30, 2007, unless extended by written agreement of the parties hereto, so long as the terminating party shall not be in default or breach hereunder;

     (c) by Seller if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment and shall not have been waived by Seller;

     (d) by Buyer if any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment and shall not have been waived by Buyer; or

     (e) by either Buyer or Seller if any Governmental Entity located or having jurisdiction within the United States shall have issued a final Order restraining, enjoining or otherwise prohibiting the Transactions and such Order is or shall have become final and nonappealable;

provided, however, that the party seeking termination pursuant to clauses (b), (c) or (d) above is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement at the time of termination, other than with respect to a breach that is caused by any act or omission of a third party.

     Section 7.2. Effect of Termination. In the event of any termination of the Agreement as provided in Section 7.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Buyer or Seller, except that (i) the obligations of Buyer and Seller under Section 3.21 and Section 4.9 (Finders; Brokers), Section 5.2(e) and Section 5.2(f)(Confidentiality), Section 5.4 (Public Announcements) and the provisions of ARTICLE IX of this Agreement shall remain in full force and effect and (ii) termination shall not preclude either party from suing the other party for any breach of this Agreement.

ARTICLE VIII.
INDEMNIFICATION

     Section 8.1. Indemnification by Seller.

     (a) Indemnification. Subject to the limitations set forth in this ARTICLE VIII, Seller will indemnify and hold harmless Buyer and each of its Affiliates (including, following the Closing, the Company) and the representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”) from, against and in respect of any and all actions, liabilities, Orders, Liens, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(i) any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement or in any schedule or certificate delivered by Seller pursuant hereto (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Company Material Adverse Effect”, were deleted therefrom); or

(ii) any breach or violation of any covenant or agreement of Seller (including under this ARTICLE VIII) in or pursuant to this Agreement; or

(iii) any fraud of Seller or the Company or violation of criminal law; or

     (iv) any (A) Taxes of the Company or any Subsidiary with respect to any Tax periods ending on or prior to the Closing Date and, with respect to any Tax period that begins prior to the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of such Tax period ending on the Closing Date, except to the extent an accrual for each such Tax (excluding any accrual for deferred Taxes established to reflect timing differences between book and Tax income) is provided on the audited balance sheet of the Annual Financial Statements, (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or was a member prior to the Closing Date, including pursuant to Treasury regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law and (C) any and all Taxes of any other Person (other than the Company or any Subsidiary) imposed on the Company or Subsidiary as a transferee or successor, by contract, pursuant to any Law or otherwise for any Tax period ending on or prior to the Closing Date. For purposes of the foregoing, whenever it is necessary to determine the liability for Taxes of the Company or a Subsidiary for a Straddle Period, (A) the determination of the Taxes of the Company or Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and, items of income, gain, deduction, loss or credit for the Straddle Periods will be allocated between such two taxable years or periods on a closing of the books basis by assuming that the books of the Company or the Subsidiary were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (such as deductions for depreciation and real estate taxes) will be apportioned between such two taxable years or periods on a daily basis, or (B) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or Subsidiary or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. Notwithstanding the foregoing, Seller shall not indemnify, defend or hold harmless a Buyer Indemnified Person for any liability for Taxes (i) attributable to any action taken (which would otherwise give rise to a Tax indemnity payment) after the Closing by Buyer, any of its Affiliates (including the Company or its Subsidiaries), or any transferee of Buyer or any of its Affiliates (other than any such action expressly required or otherwise expressly contemplated by this Agreement or with the written consent of Seller) or (ii) attributable to the disallowance of any Bonus Deductions as described in Section 1.4 of the Prior Stock Purchase Agreement or any deductions associated with the exercise of options by Douglas R. Harrington, Jr. to purchase 7,500 shares of common stock of HNT Holdings Inc. pursuant to the Stock Option Agreement dated as of August 9, 2006;

(v) the Seller Transaction Expenses; or

(vi) any obligation of the Company under the Prior Stock Purchase Agreement.

     (b) Monetary Limitations. Seller will have no obligation to indemnify Buyer Indemnified Persons pursuant to Section 8.1(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless (i) with respect to any claim (or series of related claims) unless such claim (or series of related claims) involves Losses in excess of $5,000 (the “Threshold”) (it being understood that if Losses under a claim equal or exceed the Threshold, the Buyer Indemnified Parties shall be indemnified for such Losses including the initial $5,000) and (ii) until the aggregate amount of all such Losses incurred or suffered by Buyer Indemnified Persons exceeds $4,570,000 (the “Deductible”) (at which point Seller will indemnify Buyer Indemnified Persons for all such Losses in excess of, but not including, the Deductible) (it being understood that any claims not meeting the Threshold shall not be counted toward the Deductible). Seller’s aggregate liability in respect of claims for indemnification pursuant to Section 8.1(a)(i) and (iv) shall not exceed $30,000,000 (the “Cap”); provided, however, that the foregoing limitations will not apply to claims for indemnification pursuant to Section 8.1(a)(i) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Section 3.1 (Due Organization), Section 3.2 (Authorization and Validity of Agreement), Section 3.5 (Capitalization; Shares; Subsidiaries) or Section 3.21 (Finders; Brokers); provided, further, that claims for indemnification pursuant to Section 8.1(a)(i) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Section 3.13 (Tax Matters) will be subject to the Cap but will not be subject to the Threshold and the Deductible. Claims for indemnification pursuant to any other provision of Section 8.1(a) are not subject to the monetary limitations set forth in this Section 8.1(b); provided, however, that in no event will Seller’s aggregate liability in respect of claims for indemnification pursuant to Section 8.1(a) exceed the amount of the Purchase Price.

     Section 8.2. Indemnification by Buyer.

     (a) Indemnification. Subject to the limitations set forth in this ARTICLE VIII, Buyer will indemnify and hold harmless Seller and Seller’s Affiliates and the representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i) any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement or in any certificate delivered pursuant hereto (in each case, as such representation or warranty would read if all qualifications as to materiality were deleted therefrom); or

(ii) any breach or violation of any covenant or agreement of Buyer (including under this ARTICLE VIII) or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case in or pursuant to this Agreement or the Escrow Agreement.

     (b) Monetary Limitations. Buyer will have no obligation to indemnify Seller Indemnified Persons pursuant to Section 8.2(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless (i) with respect to any claim (or series of related claims) unless such claim (or series of related claims) involves Losses in excess of the Threshold (it being understood that if Losses under a claim equal or exceed the Threshold, the Seller Indemnified Parties shall be indemnified for such Losses including the initial $5,000) and (ii) until the aggregate amount of all such Losses incurred or suffered by Seller Indemnified Persons exceeds the Deductible (at which point Buyer will indemnify Seller Indemnified Persons for all such Losses in excess of, but not including, the Deductible) (it being understood that any claims not meeting the Threshold shall not be counted toward the Deductible). Buyer’s aggregate liability in respect of claims for indemnification pursuant to Section 8.2(a)(i) will not exceed the Cap; provided, however, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 8.2(a)(i) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Section 4.1(Due Organization), Section 4.2 (Authorization and Validity of Agreement), or Section 4.9 (Finders; Brokers) or (b) claims based upon fraud or intentional misrepresentation. Claims for indemnification pursuant to any other provision of Section 8.2(a) are not subject to the limitations set forth in this Section 8.2(b); provided, however, that in no event will Buyer’s aggregate liability in respect of claims for indemnification pursuant to Section 8.2(b) exceed the amount of the Purchase Price.

     Section 8.3. Time for Claims.

     (a) Representations and Warranties. No claim may be made or suit instituted seeking indemnification pursuant to Section 8.1(a)(i) or Section 8.2(a)(i) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party:

(i) at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in the first sentence of Section 3.1 (Due Organization), Section 3.2 (Authorization and Validity of Agreement) or Section 3.5 (Capitalization; Shares; Subsidiaries), Section 3.21 (Finders; Brokers), the first sentence of Section 4.1(Due Organization), Section 4.2 (Authorization and Validity of Agreement), or Section 4.9 (Finders; Brokers);

(ii) at any time, in the case of any claim or suit based upon fraud or intentional misrepresentation or violation of criminal law;

(iii) at any time on or prior to the Escrow Termination Date in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Section 3.13 (Tax Matters); and

(iv) at any time on or prior to the date that is the 18 month anniversary of the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement.

     Section 8.4. Indemnification Procedures.

     (a) Notice of Claim. If any third party notifies a party that may be entitled to indemnification pursuant to this ARTICLE VIII (an “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to an indemnified claim against an indemnifying party (an “Indemnifying Party”) under this ARTICLE VIII, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this ARTICLE VIII, except to the extent such delay actually and materially prejudices the Indemnifying Party.

     (b) Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 8.4(a) . In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement action, (f) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (g) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Third Party Claim is being defended by the Indemnifying Party in accordance with the foregoing sentence, the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

     (c) Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Laws or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

     (d) Indemnified Party’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 8.4(b) within 30 days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 8.4(b) is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 8.4(d), the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this ARTICLE VIII.

     (e) Buyer and Seller, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 9.8 are incorporated herein by reference mutatis mutandis.

     (f) In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments recovered by the Indemnified Party under any insurance policy with respect to such Losses, and (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses.

     (g) Each Indemnified Party shall make commercially reasonably efforts to mitigate any Losses that an Indemnified Party asserts under this ARTICLE VIII by pursuing recovery under any available insurance policies or similar arrangements.

     Section 8.5. No Circular Recovery. Seller hereby agrees that it will not make any claim for indemnification against Buyer, the Company or any of their respective Affiliates by reason of the fact that Seller was a controlling person, director, manager, officer, employee or Representative of the Company or was serving as such for another Person (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, Organizational Document, Contractual Obligation or otherwise) at the request of Buyer, the Company or any of their respective Affiliates with respect to any claim brought by a Buyer Indemnified Person against Seller relating to this Agreement or any of the Transactions. With respect to any claim brought by a Buyer Indemnified Person against Seller relating to this Agreement or any of the Transactions, Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by Seller pursuant to this ARTICLE VIII.

     Section 8.6. Indemnity Escrow. Notwithstanding anything to the contrary in this Agreement, any claim for indemnification to which Buyer Indemnified Persons are entitled under this Agreement pursuant to Section 8.1(a)(i) and (iv) will be satisfied solely from the Escrow Funds, and in accordance with the terms of the Escrow Agreement and this Agreement, and Buyer Indemnified Persons will not be entitled to any payment from any source other than the Escrow Funds for any such indemnification claim. For as long as there are funds in the account maintained under the Escrow Agreement, any and all amounts payable by Seller, as Indemnifying Party to a Buyer Indemnified Person with respect to any other claims made under Section 8.1(a) will be paid in cash first out of such account established pursuant to the Escrow Agreement and thereafter by Seller in accordance with payment instructions provided by Buyer. Seller and Buyer will jointly direct the Escrow Agent to disburse to Seller (i) $17 million of the Escrow Funds on the date that is 18 months from the Closing Date and (ii) the remaining balance of the Escrow Fund on the Escrow Termination Date, provided, however, that in the event a Buyer Indemnified Person has made an Indemnity Claim under this ARTICLE VIII or other demand for payment prior to the date of any distribution (a “Pending Claim”), then any disbursement of the balance or remaining balance at such time shall be less an amount sufficient to satisfy all such Pending Claims made since that date of any prior distribution (or the Closing Date in the case of the first distribution) until each such Pending Claim is fully and finally resolved, in each case to such account or accounts as may be specified by Seller in writing to the Escrow Agent prior to such date.

     Section 8.7. Sole Remedy. After the Closing, the provisions of this ARTICLE VIII shall constitute the sole and exclusive remedy of the parties against each other with respect to any Losses they may suffer arising from the breach of, or inaccuracy in, any representation or warranty under this Agreement or with respect to Taxes.

ARTICLE IX.
MISCELLANEOUS

     Section 9.1. Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in Person, private courier or overnight delivery service with receipt, or when faxed and received, or five (5) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

     If to Buyer:

     EMCOR Group, Inc.
     301 Merrit Seven
     Norwalk, CT 06851
     Attention: Sheldon I. Cammaker, Esq.
     Facsimile: 203-849-7830

     with a copy (which shall not itself constitute notice) to:

     Ropes & Gray LLP
     One International Place
     Boston, MA 02110
     Attention: David A. Fine,
     Esq. Facsimile: 617-235-0030

     If to Seller:

     FR X Ohmstede Holdings LLC
     c/o First Reserve Corporation
     One Lafayette Place
     Greenwich, CT 06830
     Attention: Alan G. Schwartz, Esq.
     Facsimile: 203-661-6729

     with a copy (which shall not itself constitute notice) to:

     Simpson Thacher & Bartlett LLP
     425 Lexington Avenue
     New York, New York 10017
     Attention: Edward J. Chung, Esq.
     Facsimile: 212-455-2502

or to such other address as any such party shall designate by written notice to the other parties hereto.

     Section 9.2. Expenses. Except as specifically set forth in this Agreement, Seller and Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement; provided, however that Seller will bear the Seller Transaction Expenses of the Company.

     Section 9.3. Non-Assignability. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by either party hereto without the express prior written consent of the other party, and any attempted assignment, without such consent, shall be null and void.

     Section 9.4. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     Section 9.5. Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

     Section 9.6. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

     Section 9.7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is agreed that the parties hereto shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 9.8. Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 9.9. Entire Agreement. This Agreement and any documents, instruments and certificates expressly referred to herein, the Escrow Agreement, the Disclosure Schedules and any exhibits hereto, and the Confidentiality Agreement referred to in Section 5.2, set forth the entire understanding of the parties hereto and supersedes any and all prior discussions, negotiations, proposals, undertakings and agreements, whether written or oral, with respect thereto.

     Section 9.10. Section Headings; Table of Contents. The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     Section 9.11. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     Section 9.12. Damages Limitation. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL SELLER OR BUYER BE LIABLE UNDER THIS AGREEMENT FOR PUNITIVE DAMAGES OR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT (EXCEPT IN THE EVENT OF FRAUD OR WILLFUL MISCONDUCT). IN NO EVENT SHALL SELLER OR BUYER BE LIABLE UNDER THIS AGREEMENT FOR LOST PROFITS, EVEN IF UNDER APPLICABLE LAW, SUCH LOST PROFITS WOULD NOT BE CONSIDERED CONSEQUENTIAL OR SPECIAL DAMAGES (EXCEPT IN THE EVENT OF FRAUD OR WILLFUL MISCONDUCT).

     Section 9.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     Section 9.14. Schedules. As used in this Agreement, unless the context would require otherwise, the terms material or material to the Company and the concept of the material nature of an effect upon the Company shall be measured relative to the entire Business of the Company taken as a whole. There have been, however, included in the Disclosure Schedules and may be included elsewhere in this Agreement items which are not material within the meaning of the immediately preceding sentence in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an agreement that such items are material or to further define the meaning of such term for purposes of this Agreement. Disclosures included in any Section of the Disclosure Schedules shall be considered to be made for purposes of all other Sections of the Disclosure Schedules to the extent that the relevance of any such disclosure to any other Section of the Company Disclosure Schedule is reasonably apparent from the text of such disclosure.

     Section 9.15. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(Signature page follows)

IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be duly executed as of the date first above written.

FR X OHMSTEDE HOLDINGS LLC

By:	/s/ Timothy H. Day
	Name:	Timothy H. Day
	Title:	Authorized Signatory

EMCOR GROUP, INC.

By:	/s/ Frank T. MacInnis
	Name:	Frank T. MacInnis
	Title:	Chairman of the Board and
Chief Executive Officer